Exhibit 99.1

EV Energy Partners Announces First Quarter 2010 Results and Revised 2010 Guidance

HOUSTON, May 10, 2010 (MARKETWIRE) -- EV Energy Partners, L.P. (Nasdaq:EVEP) today announced results for the first quarter 2010 and filed its Form 10-Q with the Securities and Exchange Commission.

First Quarter 2010 Results

Adjusted EBITDA for the quarter was $32.2 million, a 3 percent increase over the first quarter of 2009 and a 7 percent decrease versus the fourth quarter of 2009.  Distributable Cash Flow for the quarter was $20.1 million, a 19 percent increase over the first quarter of 2009 and a 5 percent decrease versus the fourth quarter of 2009.  Adjusted EBITDA and Distributable Cash Flow are described in the attached table under “Non-GAAP Measures”.

For the quarter ended March 31, 2010, EVEP produced 4.0 Bcf of natural gas, 126 MBbls of crude oil and 182 MBbls of natural gas liquids, or 5.83 Bcfe.  This represents a 3 percent decrease from first quarter 2009 production of 6.01 Bcfe and a 6 percent decrease from the fourth quarter 2009 production of 6.18 Bcfe.

EVEP reported net income of $46.1 million, or $1.68 per basic and diluted weighted average limited partner unit outstanding, for the first quarter of 2010.  Included in net income were $32.7 million of non-cash net unrealized gains on commodity and interest rate derivatives and $1.1 million of non-cash costs contained in general and administrative expenses.  For the first quarter of 2009, net income was $38.3 million, or $2.23 per basic and diluted weighted average limited partner unit outstanding, which included $26.7 million of non-cash net unrealized gains on commodity and interest rate derivatives and $0.6 million of non-cash costs contained in general and administrative expenses.  For the fourth quarter of 2009, net loss was $2.5 million, or $0.19 per basic and diluted weighted average limited partner unit outstanding, which included $17.2 million of non-cash net unrealized gains on commodity and interest rate derivatives and $1.5 million of non-cash costs contained in general and administrative expenses.

The $32.7 million non-cash net unrealized gain on derivatives for the first quarter of 2010 was primarily due to the decrease in future oil and natural gas prices that occurred from January 1, 2010 to March 31, 2010 and the effect of such decreased prices on the mark-to-market valuation of EVEP’s outstanding commodity derivatives which extend through August 2014.

On March 31, 2010, EVEP entered into an agreement to sell certain unproved acreage for approximately $4.8 million.  The sale is subject to certain conditions, including purchaser due diligence, and is expected to close by June 1, 2010.

John Walker, Chairman and CEO said, "During the first quarter of 2010 we closed our most recent Appalachian Basin acquisition for approximately $138 million and completed a 3.45 million common unit offering, raising net proceeds of $95 million.  We are in the process of integrating the two Appalachian Basin acquisitions we completed during the past six months, which we believe contain significant upside opportunities."

Revised 2010 Guidance

As previously disclosed in its March 31, 2010 press release, EVEP did not acquire all of the estimated proved reserves and production on its Appalachian Basin acquisition due to third party consents on certain properties not received as of the initial closing date.  EVEP’s prior 2010 guidance issued on March 16, 2010 had included the assumption that all of these assets would be acquired as of the end of the first quarter of 2010.  In addition, due to the current natural gas price environment, EVEP is reducing its planned capital expenditures for 2010 by approximately $7 million, or approximately 25 percent, from that contained in its previous guidance.  The primary changes in the revised guidance due to the above factors are a slight reduction in production and the reduction in capital expenditures.   The revised guidance estimates for the remainder of 2010 are presented in the table below.

2010 Guidance

	2nd Qtr 2010			3rd-4th Qtrs 2010
Net Production:
Natural Gas (MMcf)	4,550	-	4,900	9,300	-	10,250
Crude Oil (MBbls)	165	-	190	340	-	390
Natural Gas Liquids (MBbls)	160	-	185	330	-	375
Total Mmcfe	6,500	-	7,150	13,320	-	14,840

Average Daily Production (Mmcfe/d)	71.4	-	78.6	72.4	-	80.7

Average Price Differential vs NYMEX
Natural Gas (% of NYMEX natural gas)	96%	-	103%	96%	-	103%
Crude Oil (% of NYMEX Crude Oil)	90%	-	96%	90%	-	96%
Natural Gas Liquids (% of NYMEX Crude Oil)	54%	-	60%	54%	-	60%

Transportation Margin ($ thous) (a)	325	-	375	650	-	750

Expenses:
Operating Expenses:
LOE and other	11,500	-	12,500	23,000	-	25,000
Production Taxes (as % of revenue)	4.6%	-	5.0%	4.6%	-	5.0%

General and administrative expense ($ thous) (b)	3,700	-	4,300	7,400	-	8,600

Capital Expenditures ($ thous) (c)	4,000	-	6,000	8,000	-	13,000

(a)	Represents estimated transportation and marketing-related revenues less cost of purchased natural gas.
(b)	Excludes non-cash general and administrative expense, of which non-cash unit based compensation is a part.
(c)	Represents estimates for drilling and related capital expenditures. Does not include any amounts for acquisitions of oil and gas properties.

Quarterly Report on Form 10-Q

EVEP’s financial statements and related footnotes are available on our first quarter 2010 Form 10-Q, which was filed today and is available through the Investor Relations/SEC Filings section of the EVEP web site at http://www.evenergypartners.com.

Conference Call

As announced on May 5, 2010, EV Energy Partners, L.P. will host an investor conference call Tuesday, May 11, 2010 at 10 am (Eastern Time).  Investors interested in participating in the call may dial (480) 629-9643 and ask for the EV Energy Partners call at least 5 minutes prior to the start time, or may listen live over the internet through the Investor Relations section of the EVEP web site at http://www.evenergypartners.com ..

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the internet at http://www.evenergypartners.com .

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by EVEP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of EVEP, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the EVEP's reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Operating Statistics

	Three Months Ended March 31,
	2010	2009
Production data:
Oil (MBbls)	126	127
Natural gas liquids (MBbls)	182	214
Natural gas (MMcf)	3,985	3,962
Net production (MMcfe)	5,833	6,010

Average sales price per unit (1):
Oil (Bbl)	$74.46	$34.15
Natural gas liquids (Bbl)	45.54	23.95
Natural gas (Mcf)	5.25	4.17
Mcfe	6.62	4.33

Average unit cost per Mcfe:
Production costs:
Lease operating expenses (2)	$1.96	$1.85
Production taxes	0.36	0.24
Total	2.32	2.09
Asset retirement obligations accretion expense	0.09	0.07
Depreciation, depletion and amortization	2.07	2.27
General and administrative expenses	0.81	0.71

(1)	Prior to $10.1 and $19.6 million of net commodity derivative gains for the three months ended March 31, 2010 and March 31, 2009, respectively.
(2)	Lease operating expenses contains $0.2 million ($0.04 per mcfe) of non-cash inventory write downs related to the Appalachian Basin acquisition closed during the fourth quarter of 2009.

Unaudited Condensed Consolidated Balance Sheets
($ in thousands)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$19,163	$18,806
Accounts receivable:
Oil, natural gas and natural gas liquids revenues	15,587	14,599
Related party	7,092	2,881
Other	7,494	1,034
Derivative asset	46,954	26,733
Other current assets	3,584	625
Total current assets	99,874	64,678

Oil and natural gas properties, net of accumulated depreciation, depletion and amortization; March 31, 2010, $133,874; December 31, 2009, $121,970.	902,423	771,752
Other property, net of accumulated depreciation and amortization; March 31, 2010, $346; December 31, 2009, $319.	1,751	742
Long-term derivative asset	79,648	68,549
Other assets	1,847	1,984
Total assets	$1,085,543	$907,705

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$16,311	$10,310
Derivative liability	841	1,543
Total current liabilities	17,152	11,853

Asset retirement obligations	51,822	42,533
Long-term debt	345,000	302,000
Long-term liabilities	567	3,212
Long–term derivative liability	40	676

Commitments and contingencies

Owners’ equity
Common unitholders	671,187	548,160
General partner interest	(225)	(729)
Total owners' equity	670,962	547,431
Total liabilities and owners' equity	$1,085,543	$907,705

Unaudited Condensed Consolidated Statements of Operations
($ in thousands, except per unit data)

	Three Months Ended March 31,
	2010	2009
Revenues:
Oil, natural gas and natural gas liquids revenues	$38,596	$26,007
Transportation and marketing–related revenues	1,578	3,218
Total revenues	40,174	29,225

Operating costs and expenses:
Lease operating expenses	11,432	11,147
Cost of purchased natural gas	1,220	1,476
Production taxes	2,127	1,427
Asset retirement obligations accretion expense	510	444
Depreciation, depletion and amortization	12,084	13,632
General and administrative expenses	4,724	4,253
Loss on sale of oil and natural gas properties	564	-
Total operating costs and expenses	32,661	32,379

Operating income (loss)	7,513	(3,154)

Other income (expense), net:
Realized gains on mark-to-market derivatives, net	7,965	17,723
Unrealized gains on mark-to-market derivatives, net	32,660	26,668
Interest expense	(2,103)	(2,876)
Other income, net	141	8
Total other income, net	38,663	41,523

Income before income taxes	46,176	38,369
Income taxes	(52)	(25)
Net income	$46,124	$38,344
General partner’s interest in net income, including incentive distribution rights	$3,212	$2,120
Limited partners’ interest in net income	$42,912	$36,224

Net Income per limited partner unit:
Basic	$1.68	$2.23
Diluted	$1.68	$2.23
Weighted average limited partner units outstanding:
Basic	25,587	16,214
Diluted	25,615	16,214

Unaudited Condensed Consolidated Statements of Cash Flows
($ in thousands)

	Three Months Ended March 31,
	2010	2009

Cash flows from operating activities:
Net income	$46,124	$38,344
Adjustments to reconcile net income to net cash flows provided by operating activities:
Asset retirement obligations accretion expense	510	444
Depreciation, depletion and amortization	12,084	13,632
Equity–based compensation	1,066	619
Loss on sale of oil and natural gas properties	564	-
Unrealized gain on derivatives, net	(32,660)	(26,594)
Amortization of deferred loan costs	137	151
Other	(4)	-
Changes in operating assets and liabilities:
Accounts receivable	(4,746)	6,018
Other current assets	209	234
Accounts payable and accrued liabilities	643	(2,006)
Deferred revenues	-	(3,208)
Long-term liabilities	(733)	-
Other, net	(39)	18
Net cash flows provided by operating activities	23,155	27,652

Cash flows from investing activities:
Acquisition of oil and natural gas properties	(137,898)	-
Development of oil and natural gas properties	(2,411)	(5,497)
Proceeds from sale of oil and natural gas properties	82	-
Net cash flows used in investing activities	(140,227)	(5,497)

Cash flows from financing activities:
Long-term debt borrowings	138,000	-
Repayment of long-term debt borrowings	(95,000)	(17,000)
Proceeds from equity offering	92,770	-
Offering costs	(97)	-
Contribution from general partner	1,977	-
Distributions paid	(20,221)	(13,814)
Net cash flows provided by (used in) financing activities	117,429	(30,814)

Increase (decrease) in cash and cash equivalents	357	(8,659)
Cash and cash equivalents – beginning of period	18,806	41,628
Cash and cash equivalents – end of period	$19,163	$32,969

Non GAAP Measures

We define Adjusted EBITDA as net income plus income taxes, interest expense, net, realized losses on interest rate swaps, depreciation, depletion and amortization, asset retirement obligations accretion expense, non-cash gains on derivatives, non-cash equity compensation expense, amortization of premiums on derivatives and other non-cash expenses.  Distributable Cash Flow is defined as Adjusted EBITDA less income taxes, interest expense, net, realized losses on interest rate swaps, amortization of premiums on derivatives and estimated maintenance capital expenditures.

Adjusted EBITDA and Distributable Cash Flow are used by our management to provide additional information and metrics relative to the performance of our business, including (prior to the creation of any reserves) the cash available to pay distributions to our unitholders.   These financial measures indicate to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates.  Adjusted EBITDA and Distributable Cash Flow are also quantitative standards used throughout the investment community with respect to performance of publicly-traded partnerships.  Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA and Distributable Cash Flow exclude some, but not all, items that effect net income and operating income and these measures may vary among companies.  Therefore, our Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
($ in thousands)

	Three Months Ended March 31,
	2010	2009

Net income	$46,124	$38,344
Add:
Income taxes	52	25
Interest expense, net	2,075	2,801
Realized losses on interest rate swaps	2,158	1,849
Depreciation, depletion and amortization	12,084	13,632
Asset retirement obligation accretion expense	510	444
Non-cash (gains) on derivatives	(32,660)	(26,594)
Non-cash equity compensation expense	1,066	619
Amortization of premiums on derivatives	-	73
Non-cash loss on sale of oil and natural gas properties	564	-
Non-cash inventory expense from 2009 Appalachian Basin acquisition included in lease operating expense	240	-
Adjusted EBITDA	$32,213	$31,193

Less:
Income taxes	52	25
Interest expense, net	2,075	2,801
Realized losses on interest rate swaps	2,158	1,849
Amortization of premiums on derivatives	-	73
Estimated maintenance capital expenditures (1)	7,875	9,600
Distributable Cash Flow	$20,052	$16,845

(1)
Estimated maintenance capital expenditures are those expenditures estimated to be necessary to maintain the production levels of our oil and gas properties over the long term and the operating capacity of our other assets over the long term.

SOURCE: EV Energy Partners, L.P.

EV Energy Partners, L.P., Houston
Michael E. Mercer, 713-651-1144
http://www.evenergypartners.com